NEWS

Organic To Go Reports Third Quarter Results

SEATTLE, Wash. – December 10, 2008 - Organic To GoTM (OTCBB: OTGOE), nation’s first fast-casual café chain to be certified as an organic retailer by the USDA, today reported financial results for the third quarter and nine-month period ended September 30, 2008.

Jason R. Brown, Founder, Chairman and Chief Executive Officer, said, “While we are pleased with the third quarter sales increase of 70% over last year, operating results were below our expectations.  However, year to date, we have made a number of substantial improvements to our business.  Our revenue is up more than 56% over last year, while gross margin has improved to 58.3% from 51.8% last year.  During this year of rapid growth, we have simultaneously improved the quality/presentation of our food along with our operations at every level, and followed through with our commitment to prove that Organic To Go is a bi-coastal brand.”

“In September and continuing into the fourth quarter, we recognized the significant challenges in our economy and began making meaningful cuts to our operations to become a more efficient and streamlined organization, while also being poised for future expansion when the timing is right.  These are extraordinary times in our country's economic history and the reality that as the workforce surrounding us is being reduced, it has a direct effect on our business.  To drive our operational and labor costs down in the fourth quarter, we have taken aggressive steps to insure that we focus on driving to profitability by cutting our overall expenses wherever and whenever possible, including our labor force by 30%.  We have also curtailed capital investments in our future growth, excluding the three additional locations we plan to open in Washington, DC by early next year.”

Third Quarter Results
Revenue for the third quarter increased 70.0% to $6.3 million, as compared with revenues of $3.7 million in the same quarter last year.  Gross profit increased 71% to $3.4 million, as compared with $2.0 million in the year-ago period.  Gross profit margin improved to 53.3% for the third quarter, as compared with 52.9% in last year’s third quarter, although was negatively affected by our launch in Washington, DC.  Gross margin in existing operations was approximately 56% compared to almost 53% last year in the third quarter.  The operating EBITDA loss for the third quarter was approximately $(3.2) million as compared with an operating EBITDA loss of $(2.5) million for the same period last year. This takes into consideration the $707,000 nonrecurring costs associated with launching on the east coast in Washington, DC.  Net loss for the third quarter was approximately $(7.1) million, or $(0.19) per share, as compared with $(3.8) million, or $(0.15) per share, for the same quarter last year.

For the three-month period, retail sales, which include café, delivery, and catering sales, were approximately $5.5 million, an increase of 74% over the same period last year.  Wholesale sales were approximately $800,000, an increase of 45% over the same period last year.

“While our third quarter sales have historically been our slowest period due to summer holidays for people at work and universities in summer session, our current performance underscores our rapid expansion and the acceptance of our business model over the past year in both core and newer markets.  This also comes at a time when, like many other food service providers, we also experienced a material softening due to the current economic downturn, as consumers continue to limit their food consumption away from home.  With regards to our operations, we experienced nonrecurring expenses associated with opening a new region in Washington, DC, in addition to operational inefficiencies that yielded lower gross margins and higher expenses than we had experienced in several quarters due to our initial launch into this market.”

Nine-Month Period Results
Revenue for the nine-month period increased 56.5% to $17.5 million, as compared with revenues of $11.2 million in the same period last year.  Gross profit increased 76% to $10.2 million, as compared with $5.8 million in the year-ago period.  Gross profit margin improved to 58.3% for the nine-month period, as compared with 51.8% in last year’s comparable period.  The operating EBITDA loss for the nine-month period was approximately $(5.0) million as compared with an operating EBITDA loss of $(5.6) million for the same period last year.  Net loss for the nine-month period was approximately $(13.6) million, or $(0.39) per share, as compared with $(8.9) million, or $(0.47) per share, for the same period last year.

For the nine-month period, retail sales, which includes café, delivery, and catering sales, were approximately $15.1 million, an increase of 56% over the same period last year.  Wholesale sales were $2.4 million, an increase of 60% over last year’s comparable period.

“To drive operational effectiveness, we are currently examining the possibility of closing several underperforming locations in southern California which were opened in 2007, although no final determination has been made at this time.  All this is being done while insuring that we can provide superior quality customer service experience in all three segments of our business and in fact continue to have solid customer repeat business both at retail and through our wholesale business.  As an example, 65% of all of our catering orders this year have come from repeat customers that have purchased more than five times from us.”

“Year to date, we have served an estimated 3 million guests, many of whom are regular customers.  Due to economic conditions and to stay focused on driving towards profitability, we have stopped our material expansion and now anticipate finishing 2008 with year over year 55% annual growth.  In addition, our revenue is less than anticipated as we have been challenged in the Washington, DC metropolitan area due to unexpected delays in receiving our remodeling permits.  We expect to have these issues resolved by year end and will open three additional locations as soon as possible to capitalize on our initial success in the area.  For the first half of 2009, we will continue to work only on effective and efficient revenue and operational developments.”

“To further capitalize on our hub and spoke operations, we have begun exploring material third party alternative retail operations through partnering with several high quality food service providers so that we can help provide their customers with our Organic To Go branded fresh food experience.  Through this approach, we benefit from the increased revenue and significant brand exposure along with greater economies of scale for our production facilities.  While all consumers are focused on cutting back, it is important to note that our average retail ticket is currently approximately $6.00, and if a person appreciates pesticide-free ingredients grown under sustainable conditions, we are well positioned to reach them in the markets that we serve.  Ultimately, I believe we are experiencing serious, but temporary setbacks to our business due to the economy and that we will be able to navigate the current environment, protect our shareholders, and come out a stronger company as the economy turns.”

Financing
The Company continues to fund its operations through financing activities consisting primarily of private placements of debt and equity securities.  On December 2, 2008, the Company closed on the sale of a $3.0 million secured promissory note.

Brown concluded, “We are pleased to have secured additional short-term financing to manage the working capital needs of our business in a difficult credit environment.  We appreciate the confidence our investors have in our Company and are working hard to ensure that we can realize the full potential of Organic To Go over time.”

Management Resignation
The Company also announced that Andrew Jacobs, who had served as SVP of Operations, has resigned his position and is no longer with the Company.

Conference Call
The Company will host a conference call today at 1:30 P.M. PDT to review and discuss third quarter 2008 financial results.  Shareholders and other interested parties may participate in the conference call by dialing 877-407-0778 or (International) 201-689-8565 a few minutes before 1:30 P.M. PDT on December 10, 2008.  The call is being webcast by Vcall and can be accessed at www.organictogo.com/merger.cfm   Investors can also access the webcast at www.InvestorCalendar.com.  The webcast will be available for replay through March 10th 2009.  A replay of the conference call will be accessible until January 10, 2009 by dialing 877-660-6853 and entering the Account # 286 and the Conference ID #305813.

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, San Diego and the Washington, DC metropolitan area. Organic To Go’s delicious organic food is currently available in more than 170 locations including 33 cafés, more than 120 wholesale locations, 15 universities, 9 locations at Los Angeles International Airport and one franchise café scheduled to open soon at the San Diego International Airport. The company’s multi-channel business model includes Retail, Corporate Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural, soups, salads, sandwiches, pizzas, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements.  Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may”  or words or expressions of similar meaning.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

INVESTOR CONTACT:	MEDIA CONTACT:
Terri MacInnis, Bibicoff + MacInnis, Inc. 818.379.8500	Stephanie Sampiere, ICR, Inc. 646.277.1222
terri@BibiMac.com	Stephanie.Sampiere@icrinc.com

Table A
Organic To Go Food Corporation
Condensed Consolidated Statements of Income (unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008

Sales	3,716	6,319	11,188	17,514

Cost of sales	1,750	2,953	5,391	7,312

Gross profit	1,966	3,366	5,797	10,202

Operating expenses	4,797	7,660	12,196	16,998
Depreciation and amortization	871	2,740	2,009	6,576
Total operating expenses	5,668	10,400	14,205	23,574

Loss from operations	(3,702)	(7,034)	(8,408)	(13,372)

Interest income (expense), net	(45)	(75)	(460)	(182)
Loss before income taxes	(3,747)	(7,109)	(8,868)	(13,554)

Income taxes	-	-	-	-

Net loss	(3,747)	(7,019)	(8,868)	(13,554)

Basic and diluted net loss per share	(0.15)	(0.19)	(0.47)	(0.39)
Weighted average shares outstanding	24,280	36,904	19,058	35,001

Table B
Reconciliation of Net Income to Operating EBITDA
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008

Net Loss	(3,747)	(7,109)	(8,868)	(13,554)
Interest Expense	45	75	460	182
Depreciation and Amortization	871	2,740	2,009	6,576

EBITDA	(2,831)	(4,294)	(6,399)	(6,796)
Adjustments:
New Market And Acquisition Related Expenses	40	707	49	932
Public Company Costs	187	145	529	339
Stock Based Compensation	152	208	229	500

Operating EBITDA	(2,452)	(3,234)	(5,592)	(5,025)

We define EBITDA as earnings before interest expense, taxes, depreciation and amortization.  Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Table C
Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)
(In thousands except per share amounts)

	(audited)	(unaudited)
	December 31,	September 30,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	668	1,437
Accounts receivable, net	1,099	1,215
Inventory	845	2,554
Prepaid expenses and other current assets	489	1,200
Total current assets	3,101	6,406

Property and equipment, net	5,465	10,886
Identifiable intangible assets, net	3,853	4,512
Deposits and other assets	521	333
TOTAL ASSETS	12,940	22,137
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,040	4,331
Accrued liabilities	780	1,142
Current portion of notes payable	1,474	1,403
Current portion of capital lease obligations	463	796
Total current liabilities	4,757	7,672

Deferred rent	52	210
Notes payable, net of current portion	1,044	1,347
Capital lease obligations, net of current portion	440	1,254
TOTAL LIABILITIES	6,293	10,483

Commitments and Contingencies (see Note 8)

Stock subscription	-	7,000

Shareholders’ equity:
Preferred Stock - $0.001 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock and additional paid-in capital - $0.001 par value per share, 500,000,000 shares authorized, 27,758,326 and 36,903,543 shares issued and outstanding	33,215	44,776
Accumulated deficit	(26,568)	(40,122)
TOTAL SHAREHOLDERS’ EQUITY	6,647	4,654

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,940	22,137